Exhibit 99.1

WASTE CONNECTIONS REPORTS THIRD QUARTER 2018 RESULTS
-	Revenue of $1.281 billion, exceeding outlook
-	Reports 4.5% solid waste price growth
-	Net income attributable to Waste Connections of $150.8 million, or $0.57 per share
-	Adjusted net income attributable to Waste Connections* of $181.9 million, or $0.69 per share, up 15.0%
-	Adjusted EBITDA* of $416.8 million, or 32.5% of revenue
-	YTD net cash provided by operating activities of $1.038 billion
-	YTD adjusted free cash flow* of $675.7 million, or 18.5% of revenue
-	Signs acquisition with approximately $175 million in annualized revenues
-	Increases regular quarterly cash dividend by 14.3%

TORONTO, ONTARIO, October 29, 2018 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the third quarter of 2018.

“Solid waste pricing up 120 basis points year over year plus 140 basis points sequential volume improvement drove better than expected results in the quarter. This price-led solid waste growth, along with continued strength in E&P waste activity, enabled us to overcome the toughest quarterly comparison for recycled commodity values in the year and certain continuing cost pressures. More importantly, adjusted free cash flow* remains strong at over $675 million year-to-date, or 18.5% of revenue, and 57.8% of adjusted EBITDA*,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer.  “Our third quarter performance puts us firmly on track to meet or exceed the increased expectations for the full year we communicated in July.”

Mr. Mittelstaedt added, “The pace of acquisition activity remains elevated, as we recently signed our largest deal year to date, a multi-market collection company with annualized revenue of approximately $175 million, with operations in three states, including two new markets. This acquisition, which is expected to close by year end, along with deals already closed, is expected to bring total acquired annualized revenues to approximately $360 million in 2018. Rollover contribution from these acquisitions plus price-led organic growth already position us for between 8% and 10% revenue growth and continued margin expansion in 2019, with any additional transactions providing further growth. Moreover, we announced another double-digit percentage increase in the quarterly cash dividend, once again demonstrating that we remain well-positioned to increase our return of capital to shareholders while continuing to fund above average acquisition activity.”

Q3 2018 Results

Revenue in the third quarter totaled $1.281 billion, up from $1.206 billion in the year ago period. Operating income was $232.9 million, which included $6.9 million in fair value accounting changes associated with certain equity awards, and $0.7 million in integration and acquisition-related costs, partially offset by a $2.0 million gain in impairments and other items primarily related to the divestiture of certain assets acquired in the Progressive Waste acquisition. This compares to operating income of $218.8 million in the third quarter of 2017, which included $7.2 million in charges primarily related to fair value accounting changes for certain equity awards, costs for transactions completed in the period, and certain costs associated with the Progressive Waste acquisition.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Net income attributable to Waste Connections in the third quarter was $150.8 million, or $0.57 per share on a diluted basis of 264.4 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $123.2 million, or $0.47 per share on a diluted basis of 264.3 million shares.

Adjusted net income attributable to Waste Connections* in the third quarter was $181.9 million, or $0.69 per diluted share, versus $158.1 million, or $0.60 per diluted share, in the prior year period. Adjusted EBITDA* in the third quarter was $416.8 million, as compared to adjusted EBITDA* of $393.4 million in the prior year period. Adjusted net income attributable to Waste Connections, adjusted net income attributable to Waste Connections per diluted share, adjusted EBITDA, and adjusted free cash flow, all non-GAAP measures, primarily exclude the impact from the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), fair value accounting changes to certain equity awards, and acquisition-related items, as shown in the detailed reconciliation in the attached schedules.

Nine Months Year to Date Results

For the nine months ended September 30, 2018, revenue was $3.661 billion, as compared to revenue of $3.473 billion in the year ago period. Operating income, which included $23.9 million of expenses primarily related to fair value accounting changes to certain equity awards, impairments and other items related to the termination of certain contracts and other acquisition-related costs, was $632.3 million, compared to $452.1 million for the same period in 2017, which included $167.0 million of expenses primarily related to both goodwill impairment against the Company’s E&P segment resulting from the early adoption of FASB’s recent accounting pronouncement simplifying the test for goodwill impairment and fair value accounting changes to certain equity awards.

Net income attributable to Waste Connections for the nine months ended September 30, 2018, was $414.4 million, or $1.57 per share on a diluted basis of 264.4 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $261.7 million, or $0.99 per share on a diluted basis of 264.1 million shares.

Adjusted net income attributable to Waste Connections* for the nine months ended September 30, 2018, was $501.1 million, or $1.90 per diluted share, compared to $433.6 million, or $1.64 per diluted share, in the year ago period. Adjusted EBITDA* for the nine months ended September 30, 2018, was $1.169 billion, as compared to $1.100 billion in the prior year period.

Q3 2018 Earnings Conference Call

Waste Connections will be hosting a conference call related to third quarter earnings on October 30th at 8:30 A.M. Eastern Time. To access the call, listeners should dial 888-223-4561 (within North America) or 312-281-1202 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call (a passcode is not required). A replay of the conference call will be available until November 6, 2018 by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode # 21896131. The call will be broadcast live over the Internet through a link on the Company’s website at www.wasteconnections.com.  A playback of the call will be available on the Company’s website.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on October 30th, providing the Company's fourth quarter 2018 outlook for revenue, core price plus volume growth for solid waste and adjusted EBITDA*.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

About Waste Connections

Waste Connections is an integrated solid waste services company that provides waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 40 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (SEC) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (“PSLRA”), including “forward-looking information” within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “expects,” ”estimate,” “continue,” “intends” or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2018 and 2019 financial results, outlook and related assumptions, potential acquisition activity and the amount of capital returned to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company’s filings with the SEC and the securities commissions or similar regulatory authorities in Canada. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253

maryannew@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND NINE months ended September 30, 2017 and 2018

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2018	2017	2018

Revenues	$1,206,478	$1,281,110	$3,473,313	$3,661,209
Operating expenses:
Cost of operations	695,122	736,122	2,024,402	2,120,947
Selling, general and administrative	128,200	139,014	383,600	398,582
Depreciation	136,941	148,232	395,008	423,866
Amortization of intangibles	26,613	26,871	76,886	79,444
Impairments and other operating items	832	(1,998)	141,333	6,106
Operating income	218,770	232,869	452,084	632,264

Interest expense	(32,471)	(32,078)	(92,763)	(96,874)
Interest income	1,656	1,467	3,131	3,677
Other income, net	1,709	732	3,561	2,376
Foreign currency transaction loss	(1,864)	(132)	(3,502)	(323)
Income before income tax provision	187,800	202,858	362,511	541,120

Income tax provision	(64,390)	(52,092)	(100,220)	(126,509)
Net income	123,410	150,766	262,291	414,611
Plus (Less): Net loss (income) attributable to noncontrolling
interests	(183)	77	(559)	(218)
Net income attributable to Waste Connections	$123,227	$150,843	$261,732	$414,393

Earnings per common share attributable to Waste Connections’
common shareholders:
Basic	$0.47	$0.57	$0.99	$1.57

Diluted	$0.47	$0.57	$0.99	$1.57

Shares used in the per share calculations:
Basic	263,443,064	263,628,838	263,298,839	263,657,274
Diluted	264,299,472	264,394,757	264,109,383	264,376,320

Cash dividends per common share	$0.12	$0.14	$0.36	$0.42

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2017	September 30, 2018
ASSETS
Current assets:
Cash and equivalents	$433,815	$244,389
Accounts receivable, net of allowance for doubtful accounts of $17,154 and $15,305 at
December 31, 2017 and September 30, 2018, respectively	554,458	625,048
Current assets held for sale	1,596	794
Prepaid expenses and other current assets	186,999	152,827
Total current assets	1,176,868	1,023,058
Restricted cash	122,652	83,399
Restricted investments	44,360	44,217
Property and equipment, net	4,820,934	5,069,767
Goodwill	4,681,774	4,813,296
Intangible assets, net	1,087,436	1,069,064
Long-term assets held for sale	12,625	745
Other assets, net	68,032	88,520
	$12,014,681	$12,192,066
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$330,523	$331,535
Book overdraft	19,223	19,087
Accrued liabilities	278,039	287,369
Deferred revenue	145,197	162,965
Current portion of contingent consideration	15,803	11,612
Current liabilities held for sale	2,155	928
Current portion of long-term debt and notes payable	11,659	1,753
Total current liabilities	802,599	815,249

Long-term debt and notes payable	3,899,572	3,747,209
Long-term portion of contingent consideration	31,482	43,412
Other long-term liabilities	316,191	339,817
Deferred income taxes	690,767	741,300
Total liabilities	5,740,611	5,686,987
Commitments and contingencies
Equity:
Common shares: 263,660,803 shares issued and 263,494,670 shares outstanding at December 31,
2017; 263,506,592 shares issued and 263,372,910 shares outstanding at September 30, 2018	4,187,568	4,147,909
Additional paid-in capital	115,743	124,317
Accumulated other comprehensive income	108,413	53,203
Treasury shares: 166,133 and 133,682 shares at December 31, 2017 and September 30, 2018,
respectively	-	-
Retained earnings	1,856,946	2,174,135
Total Waste Connections’ equity	6,268,670	6,499,564
Noncontrolling interest in subsidiaries	5,400	5,515
Total equity	6,274,070	6,505,079
	$12,014,681	$12,192,066

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

NINE months ended SEPTEMBER 30, 2017 and 2018

(Unaudited)

(in thousands of U.S. dollars)

	Nine months ended September 30,
	2017	2018
Cash flows from operating activities:
Net income	$262,291	$414,611
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	122,098	6,852
Depreciation	395,008	423,866
Amortization of intangibles	76,886	79,444
Foreign currency transaction loss	3,502	323
Deferred income taxes, net of acquisitions	(10,971)	45,765
Amortization of debt issuance costs	3,221	3,087
Share-based compensation	32,407	35,434
Interest income on restricted investments	(387)	(143)
Interest accretion	10,406	11,135
Adjustments to contingent consideration	17,754	349
Payment of contingent consideration recorded in earnings	-	(11)
Net change in operating assets and liabilities, net of acquisitions	(23,840)	17,080
Net cash provided by operating activities	888,375	1,037,792

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(394,002)	(500,064)
Capital expenditures for property and equipment	(317,385)	(373,512)
Proceeds from disposal of assets	25,826	3,698
Change in restricted investments, net of interest income	1,920	-
Other	(3,465)	(568)
Net cash used in investing activities	(687,106)	(870,446)

Cash flows from financing activities:
Proceeds from long-term debt	896,947	165,737
Principal payments on notes payable and long-term debt	(666,724)	(387,700)
Payment of contingent consideration recorded at acquisition date	(5,840)	(5,459)
Change in book overdraft	13,814	(243)
Proceeds from option and warrant exercises	1,946	-
Payments for repurchase of common shares	-	(42,040)
Payments for cash dividends	(95,201)	(110,447)
Tax withholdings related to net share settlements of equity-based compensation	(13,754)	(14,976)
Debt issuance costs	(3,638)	(2,839)
Proceeds from sale of common shares held in trust	8,704	2,381
Other	(1,095)	(103)
Net cash provided by (used in) financing activities	135,159	(395,689)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	976	(528)
Net increase (decrease) in cash, cash equivalents and restricted cash	337,404	(228,871)
Cash, cash equivalents and restricted cash at beginning of period	169,112	556,467
Plus (Less): change in cash held for sale	(27)	192
Cash, cash equivalents and restricted cash at end of period	$506,489	$327,788

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth: The following table reflects a breakdown of the components of our solid waste internal growth for the three months ended September 30, 2018:

	U.S.	Canada	Total
Core Price	3.9%	4.6%	4.0%
Surcharges	0.4%	1.2%	0.5%
Volume	0.4%	(3.0%)	(0.1%)
Recycling	(1.4%)	(4.0%)	(1.8%)
Foreign Exchange Impact	-	(4.3%)	(0.7%)
Total	3.3%	(5.5%)	1.9%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended September 30, 2017 and 2018:

	Three Months Ended September 30, 2017
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$815,344	$(2,484)	$812,860	67.4%
Solid Waste Disposal and Transfer	416,764	(157,280)	259,484	21.5%
Solid Waste Recycling	43,864	(2,295)	41,569	3.5%
E&P Waste Treatment, Recovery and Disposal	57,797	(3,082)	54,715	4.5%
Intermodal and Other	38,221	(371)	37,850	3.1%
Total	$1,371,990	$(165,512)	$1,206,478	100.0%

	Three Months Ended September 30, 2018
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$871,700	$(2,419)	$869,281	67.9%
Solid Waste Disposal and Transfer	473,906	(182,617)	291,289	22.7%
Solid Waste Recycling	23,370	(989)	22,381	1.7%
E&P Waste Treatment, Recovery and Disposal	68,049	(3,256)	64,793	5.1%
Intermodal and Other	34,261	(895)	33,366	2.6%
Total	$1,471,286	$(190,176)	$1,281,110	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three month periods ended September 30, 2017 and 2018:

	Three months ended September 30,
	2017	2018
Acquisitions, net	$40,253	$48,156

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and nine month periods ended September 30, 2017 and 2018:

	Three months ended September 30,		Nine months ended September 30,
	2017	2018	2017	2018
Cash Interest Paid	$21,897	$22,556	$76,500	$85,042
Cash Taxes Paid	44,945	10,509	81,431	33,362

Debt to Book Capitalization as of September 30, 2018: 37%

Internalization for the three months ended September 30, 2018: 56%

Days Sales Outstanding for the three months ended September 30, 2018: 45 (33 net of deferred revenue)

Share Information for the three months ended September 30, 2018:

Basic shares outstanding	263,628,838
Dilutive effect of equity-based awards	765,919
Diluted shares outstanding	264,394,757

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations. Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus (or minus) net income (loss) attributable to noncontrolling interests, plus or minus income tax provision (benefit), plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income, plus foreign currency transaction loss, less foreign currency transaction gain. Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2017	2018	2017	2018
Net income attributable to Waste Connections	$123,227	$150,843	$261,732	$414,393
Plus (Less): Net income (loss) attributable to noncontrolling interests	183	(77)	559	218
Plus: Income tax provision	64,390	52,092	100,220	126,509
Plus: Interest expense	32,471	32,078	92,763	96,874
Less: Interest income	(1,656)	(1,467)	(3,131)	(3,677)
Plus: Depreciation and amortization	163,554	175,103	471,894	503,310
Plus: Closure and post-closure accretion	2,971	3,253	8,805	9,749
Plus (Less): Impairments and other operating items	832	(1,998)	141,333	6,106
Less: Other income, net	(1,709)	(732)	(3,561)	(2,376)
Plus: Foreign currency transaction loss	1,864	132	3,502	323
Adjustments:
Plus: Transaction-related expenses (a)	1,958	323	4,418	4,907
Plus: Fair value changes to equity awards (b)	2,369	6,880	12,947	10,101
Plus: Integration-related and other expenses (c)	2,922	379	8,344	2,795
Adjusted EBITDA	$393,376	$416,809	$1,099,825	$1,169,232

As % of revenues	32.6%	32.5%	31.7%	31.9%

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.
(c)	Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations. Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests. Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business. This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate adjusted free cash flow differently.

	Nine months ended September 30,
	2017	2018
Net cash provided by operating activities	$888,375	$1,037,792
Plus/(Less): Change in book overdraft	13,814	(243)
Plus: Proceeds from disposal of assets	25,826	3,698
Less: Capital expenditures for property and equipment	(317,385)	(373,512)
Less: Distributions to noncontrolling interests	-	(103)
Adjustments:
Payment of contingent consideration recorded in earnings (a)	-	11
Cash received for divestitures (b)	(21,100)	(1,250)
Transaction-related expenses (c)	4,418	4,907
Integration-related and other expenses (d)	7,968	2,794
Pre-existing Progressive Waste share-based grants (e)	11,740	5,219
Synergy bonus (f)	11,798	-
Tax effect (g)	(11,426)	(3,609)
Adjusted free cash flow	$614,028	$675,704

As % of revenues	17.7%	18.5%

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain Progressive Waste operations.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.
(e)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(f)	Reflects the addback of cash bonuses paid pursuant to the Company’s Synergy Bonus Program in conjunction with the Progressive Waste acquisition.
(g)	The aggregate tax effect of footnotes (a) through (f) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Net Income attributable to Waste Connections to Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry. Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations. Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods. Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations. Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate these non-GAAP financial measures differently.

	Three months ended September 30,		Nine months ended September 30,
	2017	2018	2017	2018
Reported net income attributable to Waste Connections	$123,227	$150,843	$261,732	$414,393
Adjustments:
Amortization of intangibles (a)	26,613	26,871	76,886	79,444
Impairments and other operating items (b)	832	(1,998)	141,333	6,106
Transaction-related expenses (c)	1,958	323	4,418	4,907
Fair value changes to equity awards (d)	2,369	6,880	12,947	10,101
Integration-related and other expenses (e)	2,922	379	8,344	2,795
Tax effect (f)	(3,575)	(8,006)	(75,828)	(25,783)
Tax items (g)	3,787	6,578	3,787	9,093
Adjusted net income attributable to Waste Connections	$158,133	$181,870	$433,619	$501,056

Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.47	$0.57	$0.99	$1.57
Adjusted net income	$0.60	$0.69	$1.64	$1.90

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.
(g)	In 2018, primarily reflects refinements to the estimates, as provided by Staff Accounting Bulletin No. 118, of the impact of a portion of the Company’s U.S. earnings no longer deemed to be permanently reinvested in conjunction with the Tax Act; in 2017, reflects the elimination of an increase to the income tax provision associated with an increase in the Company’s deferred tax liabilities resulting from the enactment of the Illinois State Budget Public Act 100-0022 on July 6, 2017.

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